Exhibit 4.1

[LETTERHEAD]

December 14, 2004

VIA FACSIMILE (617-603-6683) AND CERTIFIED MAIL

Corporate Trust Office of the Trustee

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, MA 02110

Attn: George Davison

Re:                             Charles River Associates Incorporated

Dear Mr. Davison:

Pursuant to Section 15.02(i) of that certain Indenture between Charles River Associates Incorporated (the “Company”) and U.S. Bank National Association (“U.S. Bank”) dated June 21, 2004, the Company hereby irrevocably elects to satisfy in cash 100% of the principal amount of the Debentures to be converted on or after the date hereof.  The Company maintains the right to satisfy a Conversion Obligation to the extent it exceeds the principal amount of the Debentures in shares of Common Stock (or cash in lieu of any fractional shares) pursuant to Section 15.02(i) of the Indenture.

The Company hereby instructs U.S. Bank, as Debenture Registrar, to notify the Debentureholders of this election pursuant to Section 15.02(i) of the Indenture.

Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Indenture.

Best regards,

/s/ J. Phillip Cooper

J. Phillip Cooper
Executive Vice President, Chief Financial Officer, and Treasurer